EXHIBIT 99.1  Press Release dated January 21, 2005


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                                  PRESS RELEASE
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from:        Simon R. C. Wadsworth

subject:     Mid-America announces taxable composition of its 2004 distributions

date:        January 21, 2005
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Mid-America Announces Taxable Composition of Its 2004 Distributions

Memphis, TN: January 21, 2005.  Mid-America  Apartment  Communities,  Inc. (MAA:
NYSE) today announced the taxable composition of its 2004 distributions paid to shareholders. The amount of distribution referred to as return of capital is considered by the Internal Revenue Service to be a return of invested capital and should be applied to reduce the shareholders' tax cost basis of the related shares. The composition presented is applicable to all dividend distributions during 2004.

COMMON SHARES (CUSIP No. 59522J103)
------------------ ----------------- -------------- --------------------- ------------------ ---------------
                                         Cash             Ordinary            Long Term
   Record Date         Payment         Dividend           Taxable              Capital         Return of
                         Date          per Share          Dividend            Gain (1)          Capital
------------------ ----------------- -------------- --------------------- ------------------ ---------------
    1/24/2004          1/31/2004       $ 0.5850            44.79%              11.04%            44.17%
    4/24/2004          4/30/2004       $ 0.5850            44.79%              11.04%            44.17%
    7/23/2004          7/31/2004       $ 0.5850            44.79%              11.04%            44.17%
   10/22/2004         10/30/2004       $ 0.5850            44.79%              11.04%            44.17%
------------------ ----------------- -------------- --------------------- ------------------ ---------------

(1) 2.15% of total common distributions are Unrecaptured Sec. 1250 Gain.


PREFERRED SHARES
------------------------------------------ ----------------- ---------------- ----------------- --------------
                                                 Cash           Ordinary         Long Term
                                               Dividend          Taxable          Capital         Return of
Series                                        per Share         Dividend          Gain (2)         Capital
------------------------------------------ ----------------- ---------------- ----------------- --------------
Series F (CUSIP# 59522J608)                    $ 2.3124          80.23%            19.77%           0.00%
Series H (CUSIP# 59522J806)                    $ 2.075           80.23%            19.77%           0.00%
------------------------------------------ ----------------- ---------------- ----------------- --------------

(2) 3.85% of total preferred distributions are Unrecaptured Sec. 1250 Gain.

The Long Term Capital Gain Distributions qualify for the 15% Reduced Tax Rate on Capital Gains. Please note REIT Ordinary Taxable Dividends, by law, do not qualify for the Reduced Tax Rate of 15%.

This release is based on the preliminary work the company has performed on its filings and is subject to correction or adjustment based on the completion of those filings. The company is releasing information at this time to aid those required to distribute 1099s on the company's dividends. No material change in the taxable composition is expected.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which owns or has ownership interest in 37,904 apartment units throughout the southeast and south-central U.S. and in Texas. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 248-4105. 6584 Poplar Ave., suite 300, Memphis, TN 38138.